Exhibit 99.1

China Jo-Jo Drugstores Announces Update of Strategic Transformation Plan

HANGZHOU, China, April 22, 2019 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) (“Jo-Jo Drugstores,” “We” or the “Company”), a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a healthcare provider in China, today announced an update to its strategic transformation plan previously announced. The Company expects to become a new benchmark for the smart drug diagnosis industry and a prominent brand in the pharmaceutical industry in China.

Dear Shareholders,

In recent years, the trends in the retail pharmacy business have included a continuously adjusting regulatory environment, falling drug prices, and compressed profit margins. On the basis of an in-depth analysis of the challenges and opportunities in the development of the industry, the Company has returned to the service essence of the pharmaceutical industry after 16 years of accumulated expertise and innovation, as it integrates scientific and technological innovation to become the new benchmark for the emerging smart drug diagnosis model in China.

In 2019, the Company took another leap in the development of its smart drug diagnosis model. The core of the smart drug diagnosis model is a chronic disease management platform and a member management platform. In April, the Jo-Jo Internet Hospital officially began trial operation, including the implementation of video consultations for the Company’s customers. Currently, during the trial period, the Company conducts prescription consultations at a rate of over 300 per day and expects to process over 1,000 consultations per day after full implementation. Future features are expected to improve strength in specializations including gynecology, ophthalmology, pediatrics and traditional Chinese medicine. The Company expects to introduce well-known domestic experts to form a video consultation system for chain retail pharmacies. Currently, the Company has provided consultation services to nearly 6 million customers and views this as an opportunity to expand its brand. Furthermore, the Jo-Jo online pharmacy has registered with the Zhejiang Appointment Registration Platform to provide medicines and medical services for patients with health needs on the platform.

The Company plans to cooperate with three leading hospitals in Hangzhou, Zhejiang Province this year to bring more prescriptions to Jo-Jo Drugstores online and offline. For long-term prescriptions for chronic diseases, the Company intends to explore the opportunity with the local government in providing health management service to one million individuals who have chronic diseases. This is also expected to quickly increase the Company’s operating income if we succeed in the cooperation. We intend to continue to expand this business line in both geographic area and sales volume in the next few years.

We have also begun to implement our strategy of “Medical Linkage & Technology Empowerment”, opening a new door for the Company to achieve the goal of providing quality medical services to commercial insurance customers from state-owned enterprises. Currently, the Company has services in Beijing, Shanghai, Hangzhou and elsewhere, providing various health management services for commercial insurance customers from state-owned enterprises. By following the mission statement “focusing on quality medical services, making people in the world healthier” and implementing the smart drug diagnosis model, the Company offers an attractive opportunity for these state-owned enterprises. The traffic generated by this insurance customer group is expected to contribute considerable new sales if we are able to successfully provide suitable healthcare products and services to the commercial insurance customers.

With the development of Internet technology, the retail model has entered into a new innovation cycle. The integration of the online and offline retail experience has greatly improved the efficiency of the traditional retail experience and has had a transforming effect on the industry. This “new retail” model forms the basis of the Company’s strategic transformation. Through our professional pharmacist customer service team, alongside our Internet hospital, chronic disease management platform and member management platform, we provide professional, personalized service to tens of millions of customers through artificial intelligence and personal service. The core of good medical services is inseparable from professional service and experience, which ensures that offline services remain an indispensable part of the retail pharmaceutical model. Jo-Jo Online has a medical institution and professional medical team, and has also established a system for grading diagnosis and referral. The Company will continue to optimize its product structure and service system to form a competitive “new retail” model for the retail pharmacy industry. This model will connect online and offline, connect doctors and medicines, connect the social security insurer, commercial insurer and consumers, and form an efficient, closed service loop. We believe the improvements brought by the integrations of concepts from the “new retail” model will improve our customers’ stickiness and repurchase rate.

Mr. Lei Liu

Chairman and Chief Executive Officer

China Jo-Jo Drugstores, Inc.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products in China. Jo-Jo Drugstores currently operates retail drugstores and an online pharmacy. It is also a wholesale distributor of products similar to those carried in its pharmacies and it cultivates and sells herbs used for traditional Chinese medicine. For more information about the Company, please visit http://jiuzhou360.com. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:
Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com